Exhibit 10.1

BED BATH & BEYOND INC.

650 Liberty Avenue

Union, New Jersey 07083

As of November 1, 2017

Ms. Susan Lattmann

XXXXXXXXXX

XXXXXXXXX

Dear Susan:

In consideration of your continued employment with Bed Bath & Beyond Inc. (the “Company”) and the undertakings set forth herein, we write to amend certain provisions of our letter agreement, dated as of October 6, 2014 (the “Agreement”), between you and the Company with respect to your employment as an executive of the Company. Except as specifically set forth in this amendment, the Agreement shall remain unmodified and in full force and effect.

1.	The last sentence of Paragraph 1 is deleted. Paragraph 3 of the Agreement is deleted, and the following Paragraph 3 is deemed inserted in lieu thereof:

3. Severance Compensation.

A. Your employment by the Company is not for any specific term but rather is on an ongoing at-will basis with the right by the Company and you to terminate your employment at any time. If the Company terminates your employment for any reason other than for “cause”, causes your employment to terminate because of “constructive termination” (which means: (i) a requirement by the Company that you relocate your place of employment more than twenty five (25) air miles (“as the crow flies”); or (ii) the material breach by the Company of one or more of the terms of your Employment Agreement) or your employment terminates due to death or “disability” (as defined under Code Section 409A, as set forth under Paragraph 5(d)), then the Company shall pay you, as severance pay, provided that you have not breached the provisions of Paragraph 4 hereof, your salary at the rate in effect immediately prior to such termination, during the Severance Period (as such term is hereinafter defined), commencing on the first business day following the sixtieth (60th) day after any such termination payable in normal payroll installments in accordance with the Company’s then payroll practices, subject to Paragraphs 3C, 4 and 5(d). Thus, if you have not violated the non-compete restrictions in Paragraph 4 hereof (as well as the other restrictions in that paragraph) during the Severance Period, the Company will pay you your salary during the Severance Period. The Company shall have “cause” to terminate your employment only if you have (i) acted in bad faith or with dishonesty, (ii) willfully failed to follow the directions of the Company’s Chief Executive Officer or the Board of Directors (provided such directions would not be in violation of law or constitute fraud), (iii) performed your duties with gross negligence, or (iv) been convicted of a felony. For purposes of this Agreement, the “Severance Period” shall mean (I) the one (1) year period following the termination of your employment for any reason other than for “cause”, (II) the one (1) year period following the termination of your employment as a result of your death or disability, or (III) the two (2) year period following the termination of your employment for any reason other than for “cause” in the event the Company, in its sole discretion, elects to extend the one (1) year period set forth in subsection (I) above to a period of two (2) years following the termination of your employment for any reason other than for “cause”, notice of which election of extension shall be provided to you by the Company not later than one hundred eighty (180) days prior to the end of the one (1) year period set forth in subsection (I) above. In the event of your termination because of a “constructive termination,” you shall give the Company written notice detailing the specific circumstances alleged to constitute “constructive termination” within sixty (60) days after the first occurrence of such circumstances and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided that no termination because of a “constructive termination” shall occur after the one-hundred twentieth (120th) day following the first occurrence of any “constructive termination.”

B. In addition, subject to Paragraphs 3C, 4 and 5(d), if the Company terminates your employment for any reason other than for “cause”, or causes your employment to terminate because of “constructive termination” (as defined in subsection A of Paragraph 3), and if at the date of such termination there are options or time vested or performance vested restricted shares (“TVRS”) granted to you by the Company under any stock equity plan which were then not exercisable (in the case of options) and/or which were not then vested (in the case of TVRS) by reason of the installment terms thereof, the Company shall take such steps as may be necessary or appropriate to (i) make such options immediately exercisable for a period of at least thirty (30) days following the termination of your employment, and/or (ii) provide (subject to the achievement of any applicable performance goals) for the immediate acceleration of any then-unvested TVRS. For purposes of this subsection B of this Paragraph 3, your death or disability shall constitute a termination of your employment by the Company for a reason other than for “cause”, except that, in such event, the Company shall take such steps as are necessary or appropriate to (y) make such options immediately exercisable for a period of at least twelve (12) months following the termination of your employment, and/or (z) provide (without regard to the achievement of any applicable performance goals) for the immediate acceleration of any then-unvested TVRS.

C. In consideration for your receipt of the benefits set forth in subsections A and B of this Paragraph 3, and as a condition to the Company’s obligation to make the severance payments during the Severance Period and to take the steps with respect to the options and/or TVRS described above, you shall deliver to the Company, within twenty-one (21) days (or, if applicable, forty-five (45) days) of the termination of your employment, a fully executed release agreement (the form of which release agreement shall be commercially reasonable) which shall fully and irrevocably release and discharge the Company, its officers, directors, employees and agents from any and all claims, charges, complaints, and liabilities of any kind, known or unknown which you have or may have against any of the foregoing parties (the “Release”). In addition, the provisions of Paragraph 4 below shall apply during the period of time set forth therein without payment of the severance payments or any other compensation to you (including with respect to the options and/or TVRS described above) until the Company receives the fully executed Release within the time period specified above and any applicable revocation period expires. For purposes of clarity, if you do not deliver to the Company a fully executed Release within the time specific above or if you revoke the Release within the time prescribed by applicable law, your obligations under Paragraph 4 shall remain in effect, but your right to severance under Paragraph’s 3A and 3B will be forfeited.

2.	Paragraph 4 of the Agreement is modified by deleting the following words from Section 4(A),

“…and for a period of two years thereafter, you agree that you will not: (a)”

and by inserting the following words in lieu thereof:

“…and for a period of one year thereafter (which one year period is subject to extension pursuant to the provisions of subsection A of Paragraph 3), except if permitted by the Chairman or the CEO of the Company (in either of their sole discretion), you agree that you will not,”

3.	Paragraph 5(d) of the Agreement is deleted and the following Paragraph 5(d) is deemed inserted in lieu thereof,

“(d) Although the Company does not guarantee the particular tax treatment of any payments or benefits paid or provided hereunder, it is the intent of the parties that such payments and benefits comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, our agreement set forth herein shall be interpreted in a manner consistent with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision providing for payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” under Code Section 409A. To the extent applicable, if you are deemed on the date of termination to be a “specified employee” (as defined under Code Section 409A(a)(2)(B)), then, any payments that are considered “nonqualified deferred compensation” under Code Section 409A (“409A Payments”) shall be made as provided herein after the date which is the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service,” and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all 409A Payments delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due hereunder shall be paid in accordance with the normal payment dates specified for them herein. Any right you have hereunder to receive installment payments shall be treated as a right to receive a series of separate and distinct payments.”

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

BED BATH & BEYOND INC.

By:
	Steven H. Temares	Susan Lattmann
Chief Executive Officer